Execution Copy

Exhibit (b)(1)

MACQUARIE CAPITAL (USA) INC. 125 West 55th Street New York, New York 10019	CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH 11 Madison Avenue New York, New York 10010

July 15, 2013

PERSONAL AND CONFIDENTIAL

KSTW Holdings, Inc.

KSTW Acquisition, Inc.

c/o Kohlberg Management VII, L.P.

111 Radio Circle

Mount Kisco, NY 10549

Attention: Christopher W. Anderson

Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised MIHI LLC ( “Macquarie Lender”) and Macquarie Capital (USA) Inc. (“Macquarie Capital”, and together with Macquarie Lender, the “Macquarie Commitment Parties”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, the “CS Lender”) and Credit Suisse Securities (USA) LLC (“CS Securities”, and collectively with the CS Lender and their respective affiliates, the “Credit Suisse Commitment Parties”; and together with the Macquarie Commitment Parties, the “Commitment Parties”, “us” or “we”), that KSTW Acquisition, Inc., a company (the “Borrower”) newly formed by Kohlberg Management VII, L.P. and its affiliates (collectively, the “Sponsor”) and owned by KSTW Holdings, Inc., a newly created parent company (“Holdings,” and together with the Borrower, “you”), intend to acquire pursuant to a merger, the company you have identified to us as “Symphony” (collectively with its subsidiaries, the “Target”) and to consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Exhibits attached hereto (the “Term Sheets”, together with this letter, collectively, the “Commitment Letter”).

Macquarie Capital (USA) Inc. is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia), and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542. Macquarie Bank Limited does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Capital (USA) Inc.

1.	Commitments

In connection with the Transactions (a) Macquarie Lender is pleased to advise you of its several, but not joint, commitment to provide 50% of (i) the aggregate principal amount of the First Lien Term Facility and (ii) the aggregate principal amount of the Second Lien Term Facility and (b) the CS Lender is pleased to advise you of its several, but not joint, commitment to provide 50% of (i) the aggregate principal amount of the First Lien Term Facility and (ii) the aggregate principal amount of the Second Lien Term Facility, in each case, subject to the terms and conditions set forth in this Commitment Letter (including the Term Sheets).

2.	Titles and Roles

It is agreed that, subject to the terms and conditions contained in this Commitment Letter and the Fee Letter (as defined below):

(a) (i) Macquarie Capital will act as joint lead arranger, joint physical bookrunner and joint syndication agent, (ii) CS Securities will act as joint lead arranger, joint physical bookrunner and joint syndication agent (Macquarie Capital and CS Securities, acting in such respective capacities, the “Senior Lead Arrangers”) and (iii) Macquarie US Trading LLC will act as sole administrative agent for the First Lien Term Facility.

(b) (i) Macquarie Capital will act as joint lead arranger, joint physical bookrunner and joint syndication agent and (ii) CS Securities will act as joint lead arranger, joint physical bookrunner and joint syndication agent (Macquarie Capital and CS Securities, acting in such respective capacities, the “Second Lien Lead Arrangers” and, together with the Senior Lead Arrangers, the “Lead Arrangers”).

Macquarie Capital shall have “lead left” placement on all marketing materials relating to the Facilities and will hold the responsibilities conventionally understood to be associated with such name placement.

You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter referred to below) in connection with the Facilities unless you and we shall so reasonably agree (it being understood and agreed that no other agents, co-agents, arrangers or bookrunners shall be entitled to greater economics in respect of the Facilities than the Commitment Parties).

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3.	Syndication

The Senior Lead Arrangers intend to syndicate the Facilities to a group of lenders identified by the Senior Lead Arrangers in consultation with you (collectively with Macquarie Lender and the CS Lender, the “Lenders”); provided that such syndication shall not relieve the Macquarie Lender or the CS Lender of its respective obligations set forth herein (including its obligations to fund the Facilities on the Closing Date on the terms and conditions set forth in this Commitment Letter). The Senior Lead Arrangers intend to commence syndication efforts promptly, and until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) sixty (60) days after the Closing Date (such earlier date, the “Syndication End Date”), you agree to use your commercially reasonable efforts to assist the Senior Lead Arrangers in completing a syndication reasonably satisfactory to the Senior Lead Arrangers. Such assistance shall include (a) using commercially reasonable efforts to ensure that the syndication efforts benefit from the existing banking relationships of each of the Sponsor and, to the extent practical and appropriate, those of the Target, (b) direct contact between the Sponsor and your senior management and advisors and the proposed Lenders (and using your commercially reasonable efforts to ensure such contact between senior management of the Target and the proposed Lenders), (c) the prompt delivery to us of all information concerning Holdings, the Borrower and the Target that is reasonably requested by either Senior Lead Arranger for the completion of customary marketing materials to be used in connection with the syndication, (d) to afford the Senior Lead Arrangers a reasonable period of time to syndicate the Facilities, which in no event shall be less than 20 consecutive days from the date of receipt by the Senior Lead Arrangers of customary marketing materials for prospective Lenders (the “Facilities Marketing Period”); provided that the Facilities Marketing Period shall either conclude on or before August 16, 2013 or commence on or after September 3, 2013, (e) the hosting by the Sponsor and you, with the Senior Lead Arrangers, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the officers of the Target to be available for such meetings), (f) using your commercially reasonable efforts to obtain (x) public corporate credit and/or public corporate family ratings (but no specific ratings) for the Borrower and (y) public ratings (but no specific ratings) for the Facilities, in each case from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) prior to the launch of the general syndication of the Facilities and (g) there being no competing offering, placement or arrangement of any debt financing or bank financing (other than the Facilities, the ABL Facility, working capital facilities for foreign subsidiaries and other indebtedness to be mutually agreed), nor any attempt or solicitation in respect thereof, by or on behalf of you or any of your subsidiaries or the Target. Upon the request of either Senior Lead Arranger, you will use your commercially reasonable efforts to cause the Target to furnish, or cause to be furnished, to the Senior Lead Arrangers an electronic version (the “License”) of the Target’s principal trademarks, service marks and corporate logo for use in marketing materials for the purpose of facilitating the syndication of the Facilities; provided, however, that the License shall be used solely for the purpose described above, is granted without any fee and may not be assigned or transferred. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facilities shall constitute a condition to the Closing Date.

The Senior Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders will

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participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You hereby acknowledge and agree that the Senior Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby. To assist the Senior Lead Arrangers in their syndication efforts, you and the Sponsor will promptly prepare and provide to the Senior Lead Arrangers (and use commercially reasonable efforts to cause the Target to provide to the Senior Lead Arrangers) all information with respect to Holdings and the Target and the Acquisition, including all financial information and Projections (as defined below), as either Senior Lead Arranger may reasonably request in connection with the arrangement and syndication of the Facilities (it being understood that you and the Sponsor have agreed to assist the Senior Lead Arrangers as set forth in this paragraph in connection with all such syndication efforts).

At the request of the Senior Lead Arrangers, you agree to assist in the preparation of a version of the information package and presentation (the “Public Information Package”) consisting exclusively of information and documentation with respect to you and your affiliates, the Target and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Target, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws. It is understood that in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, containing a representation by you to the Senior Lead Arrangers that the Public Information Package does not include any such material non-public information and exculpating us with respect to any liability related to the use of the contents of such Public Information Package or any marketing material by the recipients thereof in connection with the Facilities. You acknowledge and agree that the following documents may be distributed to potential Lenders wishing to receive only the Public Information Package (except to the extent you notify us to the contrary and provided that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange commission disclosure requirements): (a) drafts and final definitive documentation with respect to the Facilities; (b) administrative materials prepared by the Senior Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the terms and conditions of the Facilities. You also agree to use commercially reasonable efforts to identify that portion of any other Information (as defined below) or Projections (the “Borrower Materials”) to be distributed to “public side” lenders (i.e. lenders that do not wish to receive any such material non-public information), including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (it being understood that you shall not otherwise be under any obligation to mark Information as “PUBLIC”). By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Senior Lead Arrangers and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to you and your affiliates, the Target, any of your or their respective securities or the Acquisition for the purpose of United States federal and state securities laws.

4.	Information

You hereby represent, warrant and covenant that (with respect to Information relating to the Target, to your knowledge) (a) all written information, other than information of a general economic nature (the “Information”) and the Projections, that has been or will be made available

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by or on behalf of you or any of your representatives (including without limitation by the Sponsor or the Target) to any Commitment Party, any Lender, any prospective Lender or any of their affiliates in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to any Commitment Party, any Lender, any prospective Lender or any of their affiliates by or on behalf of you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts, that such Projections are subject to uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that such Projections will be realized and that actual results during the period or periods covered by any such Projections may differ from the projected results and that such differences may be material). You agree that if, at any time prior to the later of (x) the Syndication End Date and (y) the Closing Date, you become aware that any of the representations in the preceding sentence is incorrect, then you will (or, with respect to the Information and Projections relating to the Target, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Target, to your knowledge) such representations are correct under those circumstances. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

5.	Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or agreed in writing by the parties hereto.

6.	Conditions

Each Commitment Party’s commitments and agreements hereunder are subject solely to the conditions set forth on Exhibit D and in Exhibits B and C under the heading “CERTAIN CONDITIONS – Initial Conditions”.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Term Sheet or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations relating to Target and its business the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (i) the representations made by the Target set forth in the Purchase Agreement, but only to the extent that such representations are material to the interests of the Lenders and you have the right to terminate your obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (determined without regard to whether any notice is required to be delivered under the Purchase Agreement) and (ii) the Specified Representations (as defined below), and (b) the terms of the Loan Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the

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conditions set forth in the Term Sheet are satisfied (it being understood that, to the extent the perfection of the security interest in any Collateral is not or cannot be provided on the Closing Date (other than the perfection of security interests (i) in assets with respect to which a lien may be perfected by the filing of a UCC financing statement, (ii) in federally registered intellectual property with respect to which a lien may be perfected by the filing of an intellectual property security agreement with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) in capital stock, other certificated equity securities and instruments with respect to which a lien may be perfected by the delivery of a stock or other certificate or such instrument, together with a stock power, assignment separate from certificate or allonge duly executed in blank) after your use of commercially reasonable efforts to do so, then the delivery of documents and instruments or taking such other action as may be required for the perfection of such security interests shall not constitute a condition precedent to the availability of the Facilities on the Closing Date and Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within sixty (60) days after the Closing Date). For purposes hereof, “Specified Representations” means the representations and warranties in the Loan Documentation relating to: corporate existence of the Borrower and Guarantors, power and authority to enter into the Loan Documentation, due authorization, execution and delivery and the enforceability of the Loan Documentation; non-contravention of the Loan Documentation with the Loan Parties’ organizational documents; solvency of the Loan Parties on consolidated basis (after giving effect to the Acquisition and the borrowing on the Closing Date) (such representation and warranty to be consistent with the solvency certificate in the form attached hereto as Exhibit E); Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act, OFAC, FCPA, anti-terrorism laws and money laundering activities and laws applicable to sanctioned persons; absence of litigation seeking to enjoin the consummation of the Facilities; creation and, subject to the limitations set forth in the preceding sentence, effectiveness, validity and perfection of first priority liens under the security documents (subject to permitted liens as set forth in the Loan Documentation). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

7.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and our and their respective directors, officers, employees, advisors, agents, affiliates, successors, assigns, controlling persons, and other representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof and the Acquisition and the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of, such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) and (b) regardless of whether the Closing Date occurs, to reimburse each Commitment Party and its affiliates for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and the fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related

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documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment to the Facilities on a several, and not joint, basis with any other Lender. No Indemnified Person shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). None of the Indemnified Persons or you, the Target or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby (other than, in your case, to the extent payable pursuant to the foregoing indemnification). You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a judgment against an Indemnified Person in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person in the manner set forth above. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, it being understood that an Indemnified Person may reasonably withhold its consent if such settlement does not comply with clauses (i) and (ii) below), effect any settlement of any pending or threatened Proceeding against an Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (or its affiliates) is a full service financial services and securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Sponsor, the Target, your or their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, none of the Commitment Parties and none of their respective affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by the Commitment Parties and their respective affiliates of services for other companies or other persons and none of the Commitment Parties or their respective affiliates will furnish any such information to any of their other customers. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to discover the existence of or to furnish to you, confidential information obtained from other companies or other persons.

Each Commitment Party acknowledges that it has independently and without any reliance upon any other Commitment Party or any of its affiliates (including, without limitation, controlling person), or any of their respective officers, directors, employees, agents or advisors, and based on the financial statements of Holdings, the Target and their respective subsidiaries and such other documents as it has deemed appropriate, made its own credit analysis and decision to enter into the commitment evidenced by this Commitment Letter and the Fee Letter.

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You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties (or any of their affiliates) is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties (or any of their affiliates) have advised or are advising you on other matters, (b) the Commitment Parties (and their affiliates), on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties (or any of their affiliates), (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties (and their affiliates) are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party (and their affiliates) has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) none of the Commitment Parties (nor any of their affiliates) has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party (or any of their affiliates) and the Borrower. You and your affiliates hereby waive any claims for breach or alleged breach of fiduciary duties against the Commitment Parties (and their affiliates) in connection with this Commitment Letter, the Fee Letter or the Facilities and the Transactions.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and we shall have no responsibility or liability to you with respect thereto.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case, who are directly involved in the consideration of the Facilities and, who have been informed by you of the confidential nature of this Commitment Letter and the Fee Letter and have agreed to treat such information confidentially, and to those of the Target and the Target itself (provided that any disclosure of the Fee Letter or its terms or substance to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted in respect of the amount of fees set forth therein, unless the Commitment Parties otherwise agree), (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental or self-regulatory authority (in which case you agree, to the extent not prohibited by law, to inform us promptly in advance thereof), (c) upon

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notice to the Commitment Parties, the Term Sheet and the existence and contents thereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures) may be disclosed in any syndication or other marketing material in connection with the Facilities or in connection with any public filing requirement, (d) the Term Sheet may be disclosed to potential lenders or participants in any of the financings contemplated hereby and to any rating agency; provided that the foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you, and (e) you may disclose, on a confidential basis, to the Target’s auditors the Fee Letter and the contents thereof after the Closing Date for customary accounting purposes, including accounting for deferred financing costs.

10.	Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the Indemnified Persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons to the extent expressly set forth herein. Subject to Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion, but no Commitment Party shall thereby be relieved of its obligations hereunder. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each of us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities. The Commitment Parties may place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials in the form of a “tombstone” or otherwise describing the names of you or your subsidiaries (or any of them), and the amount, type and closing date of the transactions contemplated hereby. Your obligations under this Commitment Letter and the Fee Letter shall be joint and several.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated by this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or

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proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, exculpatory, fee, expense, syndication and confidentiality provisions contained herein and in the Fee Letter and this Section 10 shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder or the Fee Letter.

Notwithstanding the provisions of Section 10 of this Commitment Letter, interpretation of the provisions of the Purchase Agreement (including with respect to satisfaction of the conditions contained therein, whether the Acquisition has been consummated as contemplated by the Purchase Agreement, any alleged Material Adverse Effect and whether the representations and warranties made by the Target in the Purchase Agreement are accurate and whether as a result of any inaccuracy thereof you (or your applicable affiliate) have the right to terminate your (or its) obligations under the Purchase Agreement), and all issues and questions concerning the construction, validity, interpretation and enforceability of the Purchase Agreement and the exhibits and schedules thereto shall be governed by, and construed in accordance with the laws of the State of Delaware without regard to any conflict of laws principles, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Delaware pursuant to Section 9.8 of the Purchase Agreement and shall be adjudicated in the courts which shall have exclusive jurisdiction over such matters pursuant to Section 9.10 of the Purchase Agreement.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on July     , 2013. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the earliest of (i) the date that is 110 days after the date hereof, (ii) the closing of the Acquisition without the use of the Facilities and (iii) the abandonment or the termination prior to closing of the Acquisition of the definitive documentation for the Acquisition, including the Purchase Agreement.

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On the date hereof, that certain Commitment Letter dated as of June 30, 2013 among the Macquarie Lender, Macquarie Capital, the Borrower and Holdings (the “Existing Commitment Letter”) shall be amended and restated in its entirety by this Commitment Letter, and the Existing Commitment Letter shall thereafter be of no further force and effect. On the date hereof, the rights and obligations of the parties evidenced by the Existing Commitment Letter shall be evidenced by this Commitment Letter. This Commitment Letter represents a modification, and not a novation, of the obligations under the Existing Commitment Letter. This amendment and restatement is limited as written and is not a consent to any other amendment, restatement, waiver or other modification, whether or not similar.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, it being acknowledged and agreed that the commitments provided hereunder are subject solely to the conditions expressly stated in the Certain Funds Provision and in Exhibit D, including the execution and delivery of the Loan Documentation (which shall be negotiated in good faith as required by the Documentation Principles).

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MIHI LLC

By:	/s/ Stephen Mehos
Name: Stephen Mehos
Title: Authorized Signatory

By:	/s/ Andrew Underwood
Name: Andrew Underwood
Title: Authorized Signatory

MACQUARIE CAPITAL (USA) INC.

By:	/s/ Stephen Mehos
Name: Stephen Mehos
Title: Senior Managing Direcor

By:	/s/ Lisa Grushkin
Name: Lisa Grushkin
Title: Senior Vice President

A&R Commitment Letter Signature Page

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Joseph Kieffer
Name: Joseph Kieffer
Title: Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Director

By:	/s/ Michael D’Onofrio
Name: Michael D’Onofrio
Title: Authorized Signatory

A&R Commitment Letter Signature Page

Accepted and agreed to as of the date

first written above:

KSTW HOLDINGS, INC.

By:	/s/ Christopher Anderson
	Name:	Christopher Anderson
	Title:	President

KSTW ACQUISITION, INC.

By:	/s/ Christopher Anderson
	Name:	Christopher Anderson
	Title:	President

A&R Commitment Letter Signature Page

EXHIBIT A

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B, C and D attached thereto.

The Sponsor has formed Holdings and the Borrower for the purpose of having the Borrower acquire (the “Acquisition”) 100% of the equity interests of the Target pursuant to an Agreement and Plan of Merger, dated as of June 30, 2013, between the Target, Holdings and the Borrower (together with all exhibits, schedules and disclosure letters thereto, the “Purchase Agreement”). In connection therewith, it is intended that:

(a) The Borrower shall have received cash proceeds from the issuance to the Sponsor and other co-investors of common equity of Holdings, and the cash contribution thereof to the Borrower, in an amount equal to at least 35.0% of the total amount of funds necessary to consummate the Transactions; provided that the Sponsor shall own at least a majority of the outstanding voting and economic interests of Holdings on the Closing Date.

(b) The Borrower will obtain a senior secured asset-based revolving credit facility, pursuant to which the lenders thereunder shall provide commitments to make loans to the Borrower in an aggregate principal amount not to exceed $75.0 million (the “ABL Facility”), drawn on the Closing Date in an amount to be agreed upon.

(c) The Borrower will obtain a senior secured first lien term loan facility pursuant to which the Commitment Parties shall provide commitments to make loans to the Borrower in an aggregate principal amount of $175.0 million (the “First Lien Term Facility”).

(d) The Borrower will obtain a senior secured second lien term loan facility, pursuant to which the lenders thereunder shall provide commitments to make loans and other extensions of credit to the Borrower in an aggregate principal amount not to exceed $75.0 million (the “Second Lien Term Facility” and together with the First Lien Term Facility, the “Facilities”).

(e) The proceeds of the Facilities and the ABL Facility on the Closing Date will be applied (i) to refinance certain existing indebtedness of the Target, including any outstanding amounts under its existing 7.00% Senior Notes due March 1, 2014 and any outstanding amounts under its existing senior secured credit facility with Bank of America, N.A. and a group of lenders for which Bank of America, N.A. is acting as agent, (ii) to pay the cash consideration for the Acquisition and (iii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Exhibit D and the initial funding of the relevant Facilities.

A-1

EXHIBIT B

SYMPHONY

$175.0 million

First Lien Term Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the First Lien Term Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A and C attached thereto.

1. PARTIES

Borrower:	Initially, KSTW Acquisition, Inc., a Delaware corporation and, following the Acquisition, the Target as the survivor of the merger contemplated thereby (the “Borrower”).
Guarantors:

Holdings and each of its direct and indirect, existing and future, domestic subsidiaries (other than the Borrower and any immaterial subsidiaries subject to thresholds to be agreed) (the “Guarantors”; together with the Borrower, the “Loan Parties”).

The guarantees of the First Lien Term Facility shall rank paripassu in right of payment with all senior indebtedness and shall rank senior to all subordinated indebtedness of such Guarantors.

Joint Lead Arrangers and Joint Bookrunners:	Macquarie Capital (USA) Inc. and Credit Suisse Securities (USA) LLC (in such capacities, the “Senior Lead Arrangers”).
Administrative Agent:	Macquarie US Trading LLC (in such capacity, the “First Lien Administrative Agent”).
Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Senior Lead Arrangers (collectively, the “Lenders”).

2. TYPE AND AMOUNT OF FIRST LIEN TERM FACILITY

Type and Amount:	A term loan facility (the “First Lien Term Facility”) in the amount of $175.0 million (the loans thereunder, the “First Lien Term Loans”).

Maturity and Amortization:	The First Lien Term Loans will mature on the date that is six (6) years after the Closing Date (the “First Lien Term Maturity Date”).

The First Lien Term Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the First Lien Term Facility. The balance of the First Lien Term Loans will be payable on the First Lien Term Maturity Date.

Availability:	The First Lien Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the First Lien Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the First Lien Term Loans will be used to (i) finance a portion of the Transactions, (ii) refinance existing debt, (iii) pay transaction fees and expenses, and (iv) fund general working capital requirements.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments may be reduced, in whole or in part subject to payment of any applicable prepayment premium (as set forth below), in minimum amounts to be mutually agreed, at the option of the Borrower, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans (as defined in Annex I) prior to the last day of the relevant interest period. Optional prepayments of the First Lien Term Loans shall be applied in a manner to be mutually agreed upon.

Mandatory Prepayments:	Mandatory repayments of Loans shall be required from:

(a) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Loan Parties and their subsidiaries (subject to customary exceptions and reinvestment rights to be mutually agreed);

(b) 100% of the net cash proceeds from issuances or incurrences of debt by the Loan Parties and their subsidiaries (other than certain indebtedness permitted by the Facilities); and

(c) 50% of annual Excess Cash Flow (to be defined in a manner to be mutually agreed and with step-downs to be agreed) of the Loan Parties and their subsidiaries. In addition to customary deductions to the amount of Excess Cash Flow required to be prepaid and without limitation, any voluntary prepayments of First Lien Term Loans will reduce the amount of Excess Cash Flow that is required to be prepaid on a dollar-for-dollar basis.

All such amounts will be applied, first, to the prepayment of the First Lien Term Loans, and, second, to the prepayment of the Second Lien Term Loans. Each such prepayment of the First Lien Term Loans will be applied ratably to each lender and to the remaining installments in direct order of maturity for the next 12 months, with any balance pro rata to remaining installments, and may not be reborrowed.

Notwithstanding the foregoing, each holder of First Lien Term Loans will have the right to refuse all or any portion of the mandatory prepayment allocable to it and declined amounts will be offered to the nonrefusing holders on a pro rata basis.

Prepayment:	In the event that all or any portion of the First Lien Term Loans are either (i) repaid through voluntary or mandatory repayments from the incurrence of indebtedness for the purpose of repricing or effectively repricing such First Lien or (ii) repriced or effectively repriced through any amendment of the First Lien Term Facility, each Lender holding such loans shall be paid an amount equal to 101% of the amount of the loans repaid or repriced, if such repayment or repricing is effected prior to the one year anniversary of the Closing Date.

4. COLLATERAL

Collateral:	Subject to exclusions and limitations to be agreed, and subject to the Certain Funds Provision, the obligations of the Borrower and each Guarantor in respect of the First Lien Term Facility and any swap agreements provided by any Lender or Senior Lead Arranger (or any affiliate of a Lender or Senior Lead Arranger) shall be secured by a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property, real property and all of the capital stock issued by the Borrower and each of its direct and indirect subsidiaries (limited, in the case of capital stock issued by foreign subsidiaries, to 66- 2/3% of the voting capital stock of first tier foreign subsidiaries (and 100% of the non-voting stock))), except for those assets as to which the Commitment Parties and the First Lien Administrative Agent shall determine in their reasonable discretion, in consultation with Borrower, that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby.

The liens securing the First Lien Term Facility will be junior in priority to the liens securing the ABL Facility in respect of inventory, receivables and related assets (the “ABL Collateral”). The Second Lien Term Facility will have a third lien on the ABL Collateral.

The liens securing the First Lien Term Facility will be senior in priority to the liens securing the Second Lien Term Facility. The Second Lien Term Facility will have a second lien on the assets of the Loan Parties other than the ABL Collateral (the “Non-Current Collateral”) and the ABL Facility will have a third lien on the Non-Current Collateral. The priority of the security interests and related creditor rights among the ABL Facility, the First Lien Term Facility and the Second Lien Term Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) on terms and conditions reasonably satisfactory to the agent for the ABL Facility, the Senior Lead Arrangers and the Second Lien Lead Arrangers (as defined in Exhibit C).

5. CERTAIN CONDITIONS

Initial Conditions:	Subject to the Certain Funds Provision, the availability of the First Lien Term Facility on the Closing Date will be subject solely to (a) the conditions precedent set forth in Exhibit D and (b) the accuracy (subject to the Certain Funds Provision) in all respects of the representations and warranties.

6. DOCUMENTATION

First Lien Credit Documentation:	The definitive documentation for the First Lien Term Facility (the “First Lien Credit Documentation” and together with the Second Lien Credit Documentation, the “Loan Documentation”) shall be negotiated in good faith, shall be usual and customary for transactions of this kind, reflecting the operational and strategic requirements of Holdings and its subsidiaries in light of their size, industries, practices, matters disclosed in the disclosure schedules to the Purchase Agreement, and the Sponsor’s proposed business plan and will contain only those mandatory prepayments and conditions to borrowing set forth above and representations, warranties, affirmative, negative and financial covenants and events of default set forth below, in each case applicable to the Holdings and its subsidiaries, with materiality thresholds, qualifications, exceptions, “baskets” and grace and cure periods to be mutually agreed, being referred to collectively as the “First Lien Documentation Principles”, together with the Second Lien Documentation Principles, the “Documentation Principles”). The First Lien Credit Documentation shall be subject in all respects to the Certain Funds Provision.

Financial Covenants:	Consisting solely of a maximum Total Leverage Ratio and an Interest Coverage Ratio, in each case defined in a manner to be agreed upon between the Senior Lead Arrangers and the Borrower, and with a cushion to the Sponsors’ projections/model to be agreed upon.

For purposes of determining compliance with the financial covenant, cash equity contributions (which equity shall be common equity or (on terms reasonably satisfactory to the Senior Lead Arrangers) other equity) made to Holdings on or prior to the day that is 15 business days after the day on which financial statements are required to be delivered for such period will, at the request of the Borrower, be included in the calculation of consolidated EBITDA solely for purposes of determining compliance with the financial covenant at the end of such period and applicable subsequent periods which include the last fiscal quarter of such period (any such equity contribution so included in the calculation of consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period there shall be no more than two fiscal quarters in which a Specified Equity Contribution is made and there shall be no more than five Specified Equity Contributions made over the term of the First Lien Term Facility, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Holdings to be in pro forma compliance with the financial covenant, (c) the Specified Equity Contributions shall be disregarded for other purposes, including in determining the availability or the amount of any covenant baskets, net debt calculation or the Applicable Margins and (d) no reduction in indebtedness with the proceeds of any Specified Equity Contribution shall be given effect for determining compliance with the financial covenant for the fiscal quarter in respect of which such Specified Equity Contribution is made.

Representations and Warranties:	Customary for facilities of this type, limited to the following, subject to Certain Funds Provisions on the Closing Date:

Financial statements (including pro forma financial statements and projections); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; due authorization; enforceability of First

Lien Credit Documentation; no conflict with law, contractual obligations or charter documents; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act and other regulations; governmental and third party approvals (including regulatory approvals); insurance; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure; creation, perfection and priority of security interests; solvency; Regulation H; anti-terrorism laws, money laundering activities and dealing with embargoed persons; and delivery of certain documents.

Affirmative Covenants:

Customary for facilities of this type, limited to:

Delivery of financial statements, budgets, reports, accountants’ letters, projections, officers’ certificates and other information requested by the Lenders; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; ERISA; further assurances (including, without limitation, with respect to security interests in after-acquired property and control agreements); maintenance of monitored public corporate family / corporate credit ratings; and agreement to obtain interest rate protection in an amount and manner satisfactory to the Senior Lead Arrangers.

Negative Covenants:

Customary for facilities of this type, limited to:

Limitations on: indebtedness (including guarantee obligations and certain preferred stock); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; acquisitions, investments, loans and advances; payments and modifications of subordinated and other material debt instruments; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business; passive holding company status of Holdings; and amendments to the Transaction and organizational documents.

Events of Default:

Customary for facilities of this type, limited to:

Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions or non-perfection of security interest; and a change of control (the definition of which is to be agreed upon).

Voting:	Amendments and waivers with respect to the First Lien Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the First Lien Term Loans (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral, (iii) releases of all or substantially all of the value of the guarantees, (iv) modifications to the pro rata sharing provisions of the First Lien Credit Documentation and (v) modifications to the assignment and participation provisions of the First Lien Credit Documentation which further restrict assignments thereunder. The First Lien Credit Documentation will permit “amend and extend” transactions on customary terms to be agreed upon.

The First Lien Credit Documentation shall contain customary provisions for replacing non-consenting Lenders at par in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

The First Lien Credit Documentation shall contain customary provisions relating to “defaulting” Lenders (including provisions relating to providing cash collateral to support swingline loans or letters of credit, the suspension of voting rights, rights to receive certain fees, and termination or assignment of commitments or Loans of such Lenders).

Assignments and Participations:	Lenders will be permitted to make assignments in a minimum amount of $1.0 million (unless such assignment is of a Lender’s entire interest in a credit facility) to other financial institutions reasonably acceptable to the First Lien Administrative Agent and, so long as no event of default has occurred and is continuing, the Borrower, which acceptance may not be unreasonably withheld or delayed (it being understood that the Borrower shall be deemed to have consented unless it objects in writing to the First Lien Administrative Agent within 10 business days); provided, however, that the approval of the Borrower and the First Lien Administrative Agent will not be required in connection with assignments to other Lenders (or to affiliates or approved funds of Lenders) or by the Commitment Parties. Assignments and participations shall not be permitted to the Sponsors or Holdings or any of their respective subsidiaries or affiliates, other than such assignments and participations to be agreed upon.

Yield Protection:	The First Lien Credit Documentation will contain customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in the case of each of clauses (i) and (ii), be deemed to constitute a change in requirements of law, regardless of the date enacted, adopted, issued, or implemented) and from the imposition of or changes in withholding or other taxes and (ii) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex A-I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	Regardless of whether the Closing Date occurs, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the First Lien Administrative Agent and the Senior Lead Arrangers associated with the syndication of the First Lien Term Facility and the preparation, execution, delivery and administration of the First Lien Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one counsel to the First Lien Administrative Agent and the Senior Lead Arrangers taken as a whole and, if necessary, one local counsel in any relevant material jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the First Lien Administrative Agent and the Lenders taken as a whole (including the fees, disbursements and other charges of one counsel to the First Lien Administrative Agent and the Lenders taken as a whole and, if necessary, one local counsel in any relevant material jurisdiction and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole) in connection with the enforcement of the First Lien Credit Documentation.

The First Lien Administrative Agent, the Senior Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and be held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of the relevant Indemnified Person.

Governing Law and Forum:	New York.

Counsel to the Senior Lead Arrangers and the Commitment Parties:	Weil, Gotshal & Manges LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest in effect for such day as publicly announced from time to time by Bloomberg as its prime rate (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.00%.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means (i) with respect to the First Lien Term Loans, 4.00% in the case of Eurodollar Loans, and (ii) 3.00% in the case of ABR Loans.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurodollar liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on the Bloomberg Page BBAM 1 (British Bankers Association Page 1); provided, at no time will the Eurodollar Rate be deemed to be less than 1.00%.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Closing Fee:	The Borrower will pay on the Closing Date a closing fee to each Lender under the First Lien Term Facility, as fee compensation for the funding of such Lender’s First Lien Term Loan commitment, in an amount equal to 1.50% of the stated principal amount of such Lender’s First Lien Term Loan commitment, payable on the Closing Date (which may be paid to such Lender out of the proceeds of its First Lien Term Loans as and when funded on the Closing Date).

B-I-1

Default Rate:	At any time when there is a payment or a bankruptcy event of default under the First Lien Term Facility, all amounts thereunder shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

B-I-2

EXHIBIT C

SYMPHONY

$75.0 million

Second Lien Term Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Second Lien Term Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A, B and D attached thereto.

1.	PARTIES

Borrower:	Initially, Acquisition Co., a Delaware corporation and, following the Acquisition, the Target as the survivor of the merger contemplated thereby (the “Borrower”).

Guarantors:	The Second Lien Term Facility shall be jointly and severally guaranteed by the same persons required to guarantee the obligations of the Borrower under the First Lien Term Facility.

The guarantees of the Second Lien Term Loans shall rank pari passu with all senior indebtedness of such Guarantors.

Joint Lead Arranger and Joint
Bookrunner:	Macquarie Capital (USA) Inc. and Credit Suisse Securities (USA) LLC (in such capacities, the “Second Lien Lead Arrangers”).

Administrative Agent:	An administrative agent satisfactory to the Commitment Parties and the Borrower (in such capacity, the “Second Lien Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Second Lien Lead Arrangers (collectively, the “Lenders”).

2.	TYPE AND AMOUNT OF SECOND LIEN TERM FACILITY

Type and Amount:	A term loan facility (the “Second Lien Term Facility”) in the amount of $75.0 million (the loans thereunder, the “Second Lien Term Loans”).

Maturity:	The Second Lien Term Loans will mature on the date that is seven (7) years after the Closing Date (the “Second Lien Maturity Date”). No amortization of the Second Lien Term Loan will be required.

Availability:	The Second Lien Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Second Lien Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Second Lien Term Loans will be used to (i) finance a portion of the Transactions, (ii) refinance existing debt, (iii) pay transaction fees and expenses and (iv) fund general working capital requirements.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments may be reduced, in whole or in part, subject to payment of any applicable prepayment premium (as set forth below), in minimum amounts to be mutually agreed, at the option of the Borrower, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans (as defined in Annex I) prior to the last day of the relevant interest period. Optional prepayments of the Second Lien Term Loans shall be applied in a manner to be mutually agreed upon.

Mandatory Prepayments:	Subject to repayment of obligations under the First Lien Term Facility pursuant to the First Lien Credit Documentation, mandatory repayments of Second Lien Term Loans shall be required from:

(a) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Loan Parties and their subsidiaries (subject to exceptions and reinvestment rights to be agreed);

(b) 100% of the net cash proceeds from issuances or incurrences of debt by the Loan Parties and their subsidiaries (other than indebtedness permitted by the Facilities); and

(c) after the termination of the First Lien Term Facility, 50% of annual Excess Cash Flow (to be defined in a manner identical to the equivalent definition set forth in the First Lien Credit Documentation and with step-downs to be agreed) of the Loan Parties and their subsidiaries.

All such amounts will be applied to the prepayment of the Second Lien Term Loans. Each such prepayment of the Second Lien Term Loans will be applied to the remaining installments in direct order of maturity for the next 12 months, with any balance pro rata to remaining installments. Notwithstanding the foregoing, each holder of Second Lien Term Loans will have the right to refuse all or any portion of the mandatory prepayment allocable to it and declined amounts will be offered to the nonrefusing holders on a pro rata basis.

Prepayment Fee	All optional and mandatory prepayments of principal in respect of the Second Lien Term Loans, and any reduction in the interest rate margin with respect to the Second Lien Term Loans (whether accomplished by way of an amendment or otherwise) must be accompanied by a prepayment fee equal to (a) if such prepayment is made on or prior to the first anniversary of the Closing Date, 2% of the amount of the principal prepaid, and (b) if such prepayment is made after the first but on or prior to the second anniversary of the Closing Date, 1% of the amount of the principal prepaid.

4.	COLLATERAL

Collateral:	Subject to exclusions and limitations to be agreed, and subject to the Certain Funds Provision, the obligations of the Borrower and each Guarantor in respect of the Second Lien Term Facility shall be secured by a perfected second priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property, real property and all of the capital stock issued by the Borrower and each of its direct and indirect subsidiaries (limited, in the case of capital stock issued by foreign subsidiaries, to 66- 2/3% of the voting capital stock of first tier foreign subsidiaries (and 100% of the non-voting stock))), except for those assets as to which the Commitment Parties and the Second Lien Administrative Agent shall determine their its sole discretion that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby.

The liens securing the Second Lien Term Facility will be junior in priority to the liens securing the First Lien Term Facility and the ABL Facility. The priority of the security interests and related creditor rights among the ABL Facility, the First Lien Term Facility and the Second Lien Term Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) on terms and conditions reasonably satisfactory to the agent for the ABL Facility, the Senior Lead Arrangers and the Second Lien Lead Arrangers.

5. CERTAIN CONDITIONS

Conditions:	The availability of the Second Lien Term Facility on the Closing Date will be subject only to (a) the conditions precedent set forth in Exhibit D and (b) the accuracy (subject to the Certain Funds Provision) in all respects of the representations and warranties.

6. DOCUMENTATION

Second Lien Credit Documentation:	The definitive documentation for the Second Lien Term Facility (the “Second Lien Credit Documentation”) shall contain terms and conditions in respect of Holdings and its subsidiaries usual for facilities and transactions of this type as may be reasonably agreed by the Second Lien Lead Arrangers and the Lenders, it being understood and agreed that the financial covenants, negative covenants and events of default governing the Second Lien Term Loans will be based on (and in any event will be no less favorable to Holdings and its subsidiaries than) the baskets and thresholds contained in the First Lien Credit Documentation with a cushion to be mutually agreed upon. This paragraph shall be referred to as the “Second Lien Documentation Principles”.

Financial Covenants:

A maximum Total Leverage Ratio and an Interest Coverage Ratio, in each case defined in a manner to be substantially similar to (and, in any event, no less favorable to the Borrower than) those financial covenants contained in the First Lien Credit Documentation with a cushion to the financial covenants in the First Lien Credit Documentation to be agreed upon.

For purposes of determining compliance with the financial covenant, cash equity contributions (which equity shall be common equity or (on terms reasonably satisfactory to the Second Lien Lead Arrangers) other equity) made to Holdings on or prior to the day that is 15 business days after the day on which financial statements are required to be delivered for such period will, at the request of the Borrower, be included in the calculation of consolidated EBITDA solely for purposes of determining compliance with the financial covenant at the end of such period and applicable subsequent periods which include the last fiscal quarter of such period (any such equity contribution so included in the calculation of consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period there shall be no more than two fiscal quarters in which a Specified Equity Contribution is made and there shall be no more than five Specified Equity Contributions made over the term of the Second Lien Term Facility, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Holdings to be in pro forma compliance with the financial covenant, (c) the Specified Equity Contributions shall be disregarded for other purposes, including in determining the availability or the amount of any covenant baskets, net debt calculation or the Applicable Margins and (d) no reduction in indebtedness with the proceeds of any Specified Equity Contribution shall be given effect for determining compliance with the financial covenant for the fiscal quarter in respect of which such Specified Equity Contribution is made.

Representations and Warranties:	Substantially similar to (and, in any event, no less favorable to the Borrower than) those representations and warranties contained in the First Lien Credit Documentation.

Affirmative Covenants:	The affirmative covenants shall be substantially similar to (and, in any event, no less favorable to the Borrower than) those affirmative covenants contained in the First Lien Credit Documentation.

Negative Covenants:	The negative covenants shall be substantially similar to (and, in any event, no less favorable to the Borrower than) those negative covenants contained in the First Lien Credit Documentation, with a cushion to the basket amounts in the negative covenants in the First Lien Credit Documentation to be agreed upon.

Events of Default:	The events of default shall be substantially similar to (and, in any event, no less favorable to the Borrower than) those events of default contained in the First Lien Credit Documentation with a cushion to the threshold amounts in the events of default in the First Lien Credit Documentation to be agreed upon;

Voting	Amendments and waivers with respect to the Second Lien Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Second Lien Term Loans (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral, (iii) releases of all or substantially all of the value of the guarantees, (iv) modifications to the pro rata sharing provisions of the Second Lien Documentation and (v) modifications to the assignment and participation provisions of the Second Lien Documentation which further restrict assignments thereunder. The Second Lien Credit Documentation will permit “amend and extend” transactions on customary terms to be agreed upon.

The Second Lien Documentation shall contain customary provisions for replacing non-consenting Lenders at par in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

The Second Lien Documentation shall contain customary provisions relating to “defaulting” Lenders (including provisions relating to the suspension of voting rights, rights to receive certain fees, and termination or assignment of commitments or Loans of such Lenders).

Assignments and Participations	Lenders will be permitted to make assignments in a minimum amount of $1.0 million of Second Lien Term Loans (unless such assignment is of a Lender’s entire interest in a credit facility) to other financial institutions reasonably acceptable to the Second Lien Administrative Agent and, so long as no event of default has occurred and is continuing, the Borrower, which acceptance may not be unreasonably withheld or delayed (it being understood that the Borrower shall be deemed to have consented unless it objects in writing to the Second Lien Administrative Agent within 10 business days); provided, however, that the approval of the Borrower and the Second Lien Administrative Agent will not be required in connection with assignments to other Lenders (or to affiliates or approved funds of Lenders) or by the Commitment Parties. Assignments and participations shall not be permitted to the Sponsors or Holdings or any of their respective subsidiaries or affiliates, other than such assignments and participations to be agreed upon.

Yield Protection	The Second Lien Documentation will contain customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in the case of each of clauses (i) and (ii), be deemed to constitute a change in requirements of law, regardless of the date enacted, adopted, issued, or implemented) and from the imposition of or changes in withholding or other taxes and (ii) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a

Eurodollar Loan (as defined in Annex A-I) on a day other than the last day of an interest period with respect thereto, in each case, substantially similar to (and, in any event, no less favorable to the Borrower than) those similar provisions contained in the First Lien Credit Documentation.

Expenses and Indemnification:	The Second Lien Credit Documentation will contain provisions for expenses and indemnification substantially similar to (and, in any event, no less favorable to the Borrower than) those provisions for expenses and indemnification contained in the First Lien Credit Documentation.

Governing Law and Forum:	New York.

Counsel to the Second Lien Administrative Agent and the Commitment Parties:	Weil, Gotshal & Manges LLP.

Annex I to Exhibit C

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest in effect for such day as publicly announced from time to time by Bloomberg as its “prime rate” (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.00%.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means 8.50% in the case of Eurodollar Loans, and 7.50% in the case of ABR Loans.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurodollar liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on the Bloomberg Page BBAM 1 (British Bankers Association Page 1); provided, at no time will the Eurodollar Rate be deemed to be less than 1.00%.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Closing Fee	The Borrower will pay on the Closing Date a closing fee to each Lender under the Second Lien Term Facility, as fee compensation for the funding of such Lender’s Second Lien Term Loan, in an amount equal to 2.0% of the stated principal amount of such Lender’s Second Lien Term Loan, payable on the Closing Date to such Lender out of the proceeds of its Second Lien Term Loan as and when funded on the Closing Date.

C-I-1

Default Rate:	At any time when there is a payment or a bankruptcy event of default under the Second Lien Term Facility, all amounts thereunder shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

C-I-2

EXHIBIT D

Symphony

Debt Facilities

Conditions

The availability of the Facilities shall be subject to the satisfaction of the following conditions (subject in all respects to the Certain Funds Provision) on or prior to the Expiration Date. Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in Exhibits A, B and C thereto.

1. Each of the Borrower and the Guarantors to be party thereto shall have executed and delivered the Loan Documentation, and the Commitment Parties shall have received:

a.	(i) customary closing certificates (with evidence of incumbency and authorization by all necessary actions of shareholders, partners, managers, members and directors, as applicable), (ii) customary UCC lien search results with respect to the Borrower and Guarantors (to the extent reasonably requested, or ordered, by counsel for the Lead Arrangers in a timely manner) and (iii) payoffs/terminations, and legal opinions in customary form; and

b.	a solvency certificate substantially in the form set forth in Exhibit E from the chief financial officer or other officer with equivalent duties of the Borrower (or, at the option of Borrower, a customary third-party opinion as to the solvency of the Borrower and its subsidiaries on a consolidated basis).

2. Substantially concurrently with the initial fundings contemplated by the Commitment Letter, (a) the Borrower shall have received cash proceeds from the issuance to the Sponsor and other co-investors (if any) of common equity of Holdings, and the cash contribution thereof to the Borrower (the “Equity Contribution”), in an amount equal to at least 35.0% of the total amount of the funds necessary to consummate the Transactions, (b) the ABL Facility shall have become effective, (c) the Facilities shall have become effective and (d) on the Closing Date, after giving effect to the Transactions, neither Holdings nor any of its subsidiaries shall have any material indebtedness for borrowed money other than the Facilities, working capital facilities for foreign subsidiaries, other indebtedness incurred in the ordinary course of business and other debt agreed to by the Commitment Parties and the Borrower.

3. The Acquisition shall be consummated pursuant to the Purchase Agreement substantially concurrently with the initial funding of the Facilities. No provision of the Purchase Agreement shall have been amended or waived in any material respect or any material consent given thereunder, in each case, in a manner materially adverse to the Lenders (in their capacities as such) without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned (it being agreed by the Lead Arrangers that, with respect to any consent to any amendment or waiver of the Purchase Agreement, its consent shall be deemed to have been given if the Lead Arrangers do not object in writing to a written request for such consent within one business day after such request for consent is delivered to the Lead Arrangers in writing)); provided, that (a) any reduction not in excess of 15% of the aggregate purchase price shall be deemed not to be materially adverse to the Lenders if such reduction is applied to reduce the Equity Contribution and the amount of funded debt on the Closing Date under the respective Facilities on a pro rata basis and (b) any amendment or waiver of the definition of Material Adverse Effect or the conditions precedent in the Purchase Agreement shall require the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).

4. Since January 1, 2013 through the date of the Purchase Agreement, except as disclosed in (a) the Company SEC Documents (as defined in the Purchase Agreement) filed with the SEC (as defined in the Purchase Agreement) on or after January 1, 2010, and prior to the date of this Agreement (excluding any exhibits or any disclosures in such SEC Filings contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in such SEC Filings that are forward-looking or cautionary in nature) or (b) the Company Disclosure Letter (as defined in the Purchase Agreement (and provided to the Commitment Parties prior to the date hereof), there has not been any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably expected to result in a Company Material Adverse Effect (as defined in the Purchase Agreement and interpreted in accordance with the fifth paragraph of Section 10 of the Commitment Letter and as otherwise used herein, a “Closing Date Material Adverse Effect”). Since the date of the Purchase Agreement, there shall not have been any change, effect, event or occurrence that, individually or in the aggregate with all other changes, effects, events or occurrences, has resulted in a Closing Date Material Adverse Effect.

5. In connection with a scheduled general syndication of the Facilities, (a) the prompt delivery to us of all information (the “Marketing Material Information”) concerning Holdings and the Target that is reasonably requested no more than 20 days after the date hereof by the Senior Lead Arrangers, and necessary for the completion of customary marketing materials to be used in connection with such syndication and (b) at the written request of the Senior Lead Arrangers, the hosting, with the Senior Lead Arrangers, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the senior management and officers of the Target to be available for such meetings). If you shall in good faith reasonably believe that you have delivered the Marketing Material Information, you may deliver to the Senior Lead Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Marketing Material Information on the date specified in such notice, unless the Senior Lead Arrangers in good faith reasonably believe that you have not completed delivery of such Marketing Material Information and, within two (2) business days after their receipt of such notice from you, the Senior Lead Arrangers deliver a written notice to you to that effect (stating with specificity what Marketing Material Information you have not delivered).

6. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target, for the three most recently completed fiscal years ended more than 90 days before the Closing Date; provided, that the Commitment Parties acknowledge that they have received such audited financial statements and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target, for each subsequent fiscal quarter ended more than 45 days before the Closing Date, each prepared in accordance with generally accepted accounting principles in the United States.

7. The Commitment Parties shall have received an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income of the Target as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended more than 45 days (or 100 days in the case such four fiscal quarter period is the end of the Target’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such pro forma balance sheet) and at the beginning of such period (in the case of such pro forma statement of income).

8. The Administrative Agent shall have received, at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act that has been requested in writing at least 10 days prior to the Closing Date.

9. Payment of all fees and expenses due to the Commitment Parties and the Lenders under the Commitment Letter and the Fee Letter, to the extent invoiced at least two business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower) and required to be paid on the Closing Date.

10. The Commitment Parties shall have been afforded a reasonable period of time to syndicate the Facilities, which in no event shall be less than 20 consecutive days from the delivery of the information described in paragraph 5 above (the “Facilities Marketing Period”); provided that the Facilities Marketing Period shall either conclude on or before August 16, 2013 or commence on or after September 3, 2013.

11. The Specified Representations shall be true in all material respects.

As contemplated by Section 6.12(f) of the Purchase Agreement, the initial funding of the Facilities otherwise contemplated to occur substantially concurrently with the consummation of the Acquisition may instead occur prior to the date of the Acquisition as follows: On the fifth business day prior to the initial termination date of the proposed tender offer contemplated by the Purchase Agreement (and after the expiration of the Go-Shop Period as defined in the Purchase Agreement) (or any one subsequent termination date set forth in the Schedule TO of Parent provided no such written request has previously been made), the Lenders will fund the Term Loans into escrow pursuant to escrow arrangements satisfactory to us and you, each in our sole discretion; provided, that (1) the Sponsor will simultaneously fund into the escrow as part of its equity contribution an amount necessary to pay anticipated accreted original issue discount and interest on the Term Loans for 45 days, the full amount of ticking fees that may be necessary pursuant to clause (d) of the Fee Letter assuming the Term Loans remain in escrow until the 45th day after such funding (the “Ticking Fees”), as well as all expenses of the Lenders required by this Commitment Letter to be paid by the Borrower on the Closing Date and the fees and expenses of the escrow agent; (2) if the Acquisition has not been consummated by the 45th day after such funding (or such earlier date the Borrower notifies the escrow agent that the Acquisition will not be consummated), escrow funds will be applied to repay such funded Term Loans, without premium or penalty, in an amount equal to the original issue price of the Term Loans plus accreted original issue discount, if issued at less than par, plus accrued interest, plus the amount of accrued Ticking Fees, plus the Lenders’ expenses to be reimbursed by the Borrower under this Commitment Letter; any excess amount remaining in the escrow account shall be applied to the fees and expenses of the escrow agent, with any balance released to the Sponsor; and the Facilities shall be terminated; (3) all conditions (subject in all respects to the Certain Funds Provisions) to the availability of the Facilities other than the condition that the Acquisition shall have been consummated pursuant to the Purchase Agreement, receipt by the Borrower of the cash proceeds of the Equity Contribution (other than as set forth in clause (1) above) and other than the repayment and termination of the Target’s existing Loan and Security Agreement, dated as of October 5, 2010, among Conn-Selmer, Inc., Steinway, Inc., the lenders party thereto and Bank of America, N.A., as agent and the other agents named therein, as may be amended, restated or modified from time to time (the “Repayment”) shall be satisfied prior to such funding into escrow, and the only conditions precedent to the release of any escrowed funds to the Borrower for consummation of the Acquisition shall be those conditions expressly stated to be conditions to initial funding on the Closing Date pursuant to this Commitment Letter, including the Certain Funds Provision (to the extent still applicable), that have not been satisfied on or prior to the funding into escrow (including the consummation of the Acquisition, the Equity Contribution and the Repayment); (4) the conditions to the Offer set forth in paragraph (d) of Annex I to the Merger Agreement shall have been satisfied and all other conditions set forth therein shall be capable of being satisfied; (5) the Commitment Parties shall retain exclusive control over all rights and obligations in respect of the satisfaction or waiver of any conditions precedent to the release of escrowed proceeds on the Closing Date; and (6) no Lender fees shall be payable unless the escrowed funds are released and the Acquisition is consummated (except for any accreted original issue discount and Ticking Fees pursuant to clause (2) above).

EXHIBIT E

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

[Date]

This Solvency Certificate (this “Certificate”) is being delivered pursuant to Section [    ] of the [First Lien Credit Agreement] (the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of Borrower, and not individually, as follows:

I am familiar with the finances, properties, businesses and assets of Holdings and its Subsidiaries. I have reviewed the Credit Agreement and such other documentation and information and have made such investigation and inquiries, including, but not limited to, consultation with other officers of Holdings and Borrower responsible for financial and accounting functions concerning contingent liabilities, as I have deemed necessary and prudent to enable me to express an informed opinion as to the matters referred to herein. After giving effect to the consummation of the Transaction, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.	The fair value of the assets of Holdings and its Subsidiaries, on a consolidated basis, at fair valuation, exceeds their debts and liabilities, subordinated, contingent, unliquidated, or otherwise;

b.	The present fair saleable value of the property of Holdings and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the total amount, on a consolidated basis, of their debts and other liabilities, subordinated, contingent, unliquidated, or otherwise;

c.	Holdings and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

d.	Holdings and its Subsidiaries, on a consolidated basis, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the date hereof.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of Borrower, on behalf of Borrower, and not individually, as of the date first stated above.

[BORROWER]

By:
Name:
Title: